AJ Robbins CPA, LLC Certified Public Accountants

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors' Report, dated September 6, 2019, on the financial statements of Cocannco, Inc. as of July 31, 2019 and for the period from inception, July 11, 2019 to July 31, 2019 in the Form 1-A Tier II Statement. I also consent to application of such report to the financial information in the Form 1-A Tier II, when such financial information is read in conjunction with the financial statements referred to in our report.

/s/ AJ Robbins

AJ Robbins, CPA, LLC

Denver, Colorado

November 22, 2019

aj@ajrobbins.com

400 South Colorado Blvd, Suite 870, Denver, Colorado 80246

(B)303-537-5898 (M)720-339-5566   (F)303-586-6261